Exhibit 99.1

For Immediate Release                                           January 27, 2000


                        SHAMPAN, LAMPORT HOLDINGS LIMITED
                           SIGNS MERGER AGREEMENT WITH
                             TAKEOUTMUSIC.COM, INC.


Vancouver, BC - Shampan, Lamport Holdings Limited (OTC BB: SLHX) announced today that its has signed a definitive merger agreement with takeoutmusic.com, Inc. ("takeoutmusic"). The agreement provides for the issuance of approximately ten million common shares of Shampan (the "Company") in exchange for all of the issued and outstanding shares of takeoutmusic. As a result, the current shareholders and management of takeoutmusic will obtain control of the Company. The merger transaction is expected to close in February and is subject to the completion of due diligence, approval by the shareholders of takeoutmusic and other customary closing conditions.

The Company expects to change its name to takeoutmusic.com Holdings Corp. and move its head office to New York City upon consummation of the merger.

takeoutmusic operates a distinctive digital distribution web site (www.takeoutmusic.com) devoted to independent, genre-specific music, including Dance, Electronica, Hip Hop, indie rock and non-traditional jazz, that is cutting edge with a distinct lifestyle and culture surrounding it. In addition to downloadable music, takeoutmusic's web site offers distinctive programming and community areas including two unique radio programs, exclusive editorial, and hosted music oriented chat rooms.

takeoutmusic was founded in late 1998 by its CEO Mori Ninomiya and three others, all of whom bring to the company a wealth of diversified music industry experience. Mr. Ninomiya previously worked in A&R and Production at Atlantic Recording Studios, Tommy Boy Music and Time Warner Interactive. Executive Vice President of Business Affairs John Lavallo previously worked at EMI-Capitol Music Group, Tommy Boy Music and Hit & Run Music Publishing. Executive Vice President of A&R, Artist Relations and Product Development, J. Brunka is a recording artist, manager and sound engineer and has worked with such artists as Natalie Merchant and Big Rude Jake. Executive Vice President of Marketing and Promotion Rich Pangilinan worked at Tommy Boy Music and was recently named DJ of the Year by Street Information Network, a prominent music industry trade journal, for his work on the Saturday Night mix show on New York radio station Z-100.

To help facilitate its business plans, takeoutmusic recently completed a private equity financing of approximately $2 million.

Upon consummation of the merger with takeoutmusic, the board of directors of the Company is expected to comprise of nominees of takeoutmusic, and the Company will have a total of approximately 13 million common shares issued. The Company will also file an application to obtain a new trading symbol.

For more information,  please contact Bill McCartney on behalf of the Company at
(604) 687-0888 or John Lavallo on behalf of takeoutmusic at (212) 871-0714 ext. 15.
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NOTE TO INVESTORS:  This news release includes  statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, the Company claims the
protection  of  the  safe  harbor  for  forward  looking-statements   provisions
contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company's control, and that future events and results may vary substantially from what the Company foresees.